UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

United Parcel Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 6, 2010

To our Shareowners:

United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 6, 2010, at 8:00 a.m. The purposes of the meeting are:

1.   To elect ten directors nominated by the board of directors and named in the proxy statement to serve until our 2011 annual meeting of shareowners;

2.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2010;

3.   To approve a proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections; and

4.   To transact any other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 8, 2010 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

For a third year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareowners over the Internet. We believe that this e-proxy process expedites shareowners’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 15, 2010, we began mailing to certain shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 proxy statement and annual report and vote online. All other shareowners will receive the proxy statement and annual report by mail.

Teri P. McClure
Secretary

Atlanta, Georgia
March 15, 2010

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 6, 2010: The proxy statement and annual report are available at www.proxyvote.com.

General Information	1
Election of Directors (Proposal No. 1)	6
Selecting Nominees for Director	11
Meetings of the Board of Directors and Attendance at the Annual Meeting	12
Director Independence	12
Other Information Regarding Directors	12
Executive Sessions of our Non-Management Directors	12
Board Leadership Structure and Role in Risk Oversight	13
Corporate Governance	13
Committees of the Board of Directors	14
Beneficial Ownership of Common Stock	16
Additional Ownership	17
Compensation Discussion and Analysis	19
Compensation of Executive Officers	32
Summary Compensation Table for 2009	32
Grants of Plan-Based Awards for 2009	33
Outstanding Equity Awards at Fiscal Year-End 2009	34
Option Exercises and Stock Vested in 2009	35
2009 Pension Benefits	36
2009 Non-Qualified Deferred Compensation	37
Potential Payments on Termination or Change in Control	39
Compensation of Directors	42
2009 Director Compensation	42
Report of the Compensation Committee	43
Compensation Committee Interlocks and Insider Participation	43
Related Person Transactions	43
Report of the Audit Committee	44
Ratification of Appointment of Independent Registered Public Accountants (Proposal No. 2)	45
Principal Accounting Firm Fees	45
Proposal to Approve Removing the Voting Standard from the Certificate of Incorporation so that the Board may Provide for Majority Voting in Uncontested Director Elections (Proposal No. 3)	46
Equity Compensation Plans	47
Section 16(a) Beneficial Ownership Reporting Compliance	48
Solicitation of Proxies	48
Householding	48
Other Business	48
Excerpt from the UPS Corporate Governance Guidelines	Annex I
Proposed Amendment to Restated Certificate of Incorporation	Annex II

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF SHAREOWNERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 6, 2010, at 8:00 a.m. On March 15, 2010, we began mailing to shareowners of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you on the Internet because you own shares of United Parcel Service, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain shareowners by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint D. Scott Davis and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our shareowners by delivering a Notice in the mail. We are sending the Notice to certain record shareowners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained on the Notice.

Shareowners who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 8, 2010 are entitled to vote. March 8, 2010 is referred to as the record date.

In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 6, 2010 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were           shares of our class A common stock and           shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?

Shareowners of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 5, 2010. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 5, 2010. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

On what items am I voting?

You are being asked to vote on three items:

•	the election of ten directors nominated by the board of directors and named in the proxy statement to serve until our 2011 annual meeting of shareowners;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2010; and

•	a proposal to remove the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the ten nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the ten nominees.

The ten nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. If you hold shares of class B common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, beginning this year, banks and brokers no longer have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How may I vote for the proposal to approve removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections, and how many votes must the proposal receive to pass?

With respect to the proposal to remove the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The approval of the proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As described above under “How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?”, the existing plurality voting standard will be in effect for this annual meeting of shareowners. Shareowner approval of this proposal will enable the board of directors to amend UPS’s Amended and Restated Bylaws to provide for majority voting standard, which we expect will be in effect for the 2011 annual meeting of shareowners. For a discussion of majority voting in uncontested director elections, see “Proposal to Approve Removing the Voting Standard from the Certificate of Incorporation so that the Board may Provide for Majority Voting in Uncontested Director Elections.”

How does the board of directors recommend that I vote?

The board recommends a vote

•	FOR all ten director nominees;

•	FOR the ratification of the appointment of our independent registered public accountants; and

•	FOR the approval of the proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all ten director nominees, FOR the ratification of the appointment of our independent registered public accountants, and FOR the proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own class A shares and you do not vote by using the Internet, by telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration at the annual meeting. If your class A shares are held pursuant to The UPS Stock Fund in the UPS Savings Plan and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain limited circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

Beginning this year, the election of directors is not considered a routine matter under NYSE rules relating to voting by banks and brokers. In addition, the approval of the proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections is not considered a routine matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter. Accordingly, both abstentions and broker non-votes will have the effect of a vote against the proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of United Parcel Service, Inc. common stock as of March 8, 2010) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2009 Annual Report to Shareowners are available on our investor relations website located at www.investors.ups.com. Instead of receiving paper copies in the mail, shareowners can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)

There are ten nominees to our board of directors this year. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. All of the nominees have served as directors since our last annual meeting.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Selecting Nominees for Director”.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

F. Duane Ackerman           Age 67            Director since 2007
Retired Chairman and Chief Executive Officer, BellSouth Corporation

Duane has been Retired Chairman and Chief Executive Officer of BellSouth Corporation, a communication services company, since 2007. He previously served as Chairman and Chief Executive Officer of BellSouth Corporation from 2005 through 2006 and as Chairman, President and Chief Executive Officer from 1998 until 2005. He is also a director at Allstate Corporation and The Home Depot Inc.

Duane brings to the Board, among other skills and qualifications, many years of experience as Chairman and Chief Executive Officer of BellSouth, one of the world’s largest communications companies. In that leadership role, he gained broad experience in managing a large, complex, labor-intensive business, including experience with collective bargaining arrangements. He also gained knowledge in operations and communications technology, and worked in a corporate culture in which employees, who often spend their entire career with the company, are encouraged to develop their skills through jobs with increasing responsibility. Duane also brings the experience of serving as a director of other large, complex public companies.

Michael J. Burns           Age 58            Director since 2005
Former Chairman, Chief Executive Officer and President, Dana Corporation

Michael was the Chairman, Chief Executive Officer and President of Dana Corporation until February 2008. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

Michael brings to the board, among his other skills and qualifications, years of senior leadership experience in managing two large, complex businesses, General Motors Europe and Dana Corporation. As Chairman and Chief Executive Officer of Dana Corporation, he gained experience leading an international organization that operated in the highly competitive vehicle component industry. As President of General Motors Europe he gained experience leading a large regional sector of General Motors that included design, engineering, manufacturing, and sales and distribution for its automotive brands in Europe as well as export to other regions of the world. During his career with General Motors, he served in ever increasing leadership responsibilities that included international assignments in Asia and Europe spanning nine years. Michael also brings deep knowledge of technology and the supply of components and services to major vehicle manufacturers in the global automotive, commercial vehicle and off-highway markets.

D. Scott Davis           Age 58            Director since 2006
UPS Chairman and Chief Executive Officer

Scott earned a bachelor’s degree in finance from Portland State University and completed the Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the chief financial officer and then chief executive officer. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. He joined the UPS Management Committee and assumed the role of Chief Financial Officer in 2001. In 2006, Scott was also appointed Vice Chairman. Scott became Chairman and Chief Executive Officer on January 1, 2008. He serves as a director of Honeywell International Inc. and was chairman of the board of the Federal Reserve Bank of Atlanta in 2009. Scott is also a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Scott brings to the Board, among other skills and qualifications, a unique understanding of our strategies and operations through his over 20 years of service to our Company, a complex, global business enterprise with a large, labor-intensive workforce. He has experience both as a Chairman and Chief Executive Officer and as a Chief Financial Officer, and significant experience in financial management. His tenure as Chairman of the Board of the Federal Reserve Bank of Atlanta also brings valuable financial experience. In addition, Scott has experience serving as a director of Honeywell, a large, global business. As described under “Board Leadership and Risk Oversight,” our Corporate Governance Guidelines call for our chief executive officer to serve as chairman.

Stuart E. Eizenstat           Age 67            Director since 2005
Partner, Covington & Burling LLP

Stuart has been a partner of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange, Alcatel-Lucent and Globe Specialty Metals, chairs the International Advisory Council of The Coca-Cola Company, and serves on the International Advisory Board of GML Ltd., Veracity Worldwide and Office of Cherifien de Phosphates. He has received seven honorary doctorate degrees and awards from the United States, French, German, Austrian, Belgian and Israeli governments. He was selected as the best international trade lawyer in Washington, D.C. in 2007 by Legal Times. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Stuart brings to the Board, among other skills and qualifications, experience in international trade and global economic matters as a result of a decade and a half of service at senior levels of several U.S. administrations, where among other responsibilities, he was charged with advising on international economic policy, promoting U.S. exports, assisting American business efforts abroad, enforcing laws against unfair trade practices and developing trade policy. He has also served as an advisor on international matters to large, multi-national corporations. He brings the experience of leading the international practice of a major law firm. Stuart also brings insight on environmental issues through his service as a director of the Chicago Climate Exchange.

Michael L. Eskew           Age 60            Director since 1998
Former UPS Chairman and Chief Executive Officer

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he became Chairman and Chief Executive Officer. In January 2008, Mike retired as Chairman and Chief Executive Officer. Mike is a trustee of the Annie E. Casey Foundation. Mike also is a director of 3M Company, International Business Machines Corporation and Eli Lilly and Company.

Mike brings to the Board, among other skills and qualifications, his significant knowledge and understanding of our business and operations, acquired through his over 35 years of experience with our Company, a complex, global business enterprise with a large, labor-intensive workforce. He has experience as the former Chairman and Chief Executive Officer of our Company, as well as experience in engineering, operations and labor issues. He brings great insight into our corporate culture in which our employees are encouraged to develop to their greatest potential throughout their career with us. Mike also has experience serving as a director of a number of other large public companies with complex global operations.

William R. Johnson           Age 61            Director since 2009
Chairman, President and Chief Executive Officer of H. J. Heinz Company

Bill has been Chairman, President and Chief Executive Officer of the H. J. Heinz Company, a global packaged foods manufacturer, since 2000. He became President and Chief Operating Officer of Heinz in June 1996, and assumed the position of President and Chief Executive Officer in April 1998. He was named Chairman, President and Chief Executive Officer in September 2000. Bill also serves on Emerson Electric Company’s board of directors.

Bill brings to the Board, among other skills and qualifications, experience as the current Chairman and Chief Executive Officer of H. J. Heinz, a corporation with significant international operations and a large, labor-intensive workforce. He also gained deep experience in operations, marketing, brand development and logistics through his service to H. J. Heinz. Bill’s experience also includes service as a director of other public companies.

Ann M. Livermore           Age 51            Director since 1997
Executive Vice President, Hewlett-Packard Company

Ann is Executive Vice President of the HP Enterprise Business, an approximately $54 billion business that encompasses storage, servers, networking, software and services (2009 revenue). The products and services from this organization serve business and public sector customers of all sizes in more than 170 countries. For more than two decades, Ann has been involved with building solutions to help HP customers manage and transform their technology environments to optimize business outcomes. Ann joined HP in 1982 and has held a variety of management positions in marketing, sales, research and development, and business management before being elected a corporate vice president in 1995. Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and a master’s degree in business administration from Stanford University.

Ann brings to the Board, among other skills and qualifications, extensive experience in senior leadership positions at HP, the world’s largest information technology company, a complex global business organization with a large workforce. Through her over 25 years at HP, she has gained knowledge and experience in the areas of technology, marketing, sales, research and development and business management. Ann brings the experience of working in a corporate culture in which employees are encouraged to develop and grow throughout their career.

Rudy Markham           Age 64            Director since 2007
Retired Financial Director, Unilever PLC and Unilever NV

Rudy was the Financial Director of Unilever from August 2000 through May 2007. He joined Unilever in 1968 and from 1989-1998 was based in East Asia where he held a series of increasing responsibilities, ultimately serving as Business Group President North East Asia based in Singapore. Rudy joined the Board of Unilever as Strategy and Technology Director, became a member of its Executive Committee in May 1998 and was subsequently appointed as Financial Director. In May 2007 he retired from the Board of Unilever and on October 31, 2007 he retired as CFO. Rudy studied at Christ’s College, Cambridge, where he gained a Masters Degree in Natural Sciences. He is a fellow of the Chartered Institute of Management Accountants and of the Association of Corporate Treasurers. He also is a Non-executive Director of Legal & General Group PLC, AstraZeneca PLC and Standard Chartered PLC, where he serves as Chairman of its Audit & Risk Committee. Rudy is also a Non-executive Director of the Financial Reporting Council and Non-executive Chairman of Moorfields Eye Hospital, both of which are UK-registered institutions. In November 2009, Rudy was appointed a member of the Leverhulme Trust Board, a UK charitable foundation, and in January 2010, Rudy joined the operating board of the British Foreign and Commonwealth Office.

Rudy brings to the Board, among other skills and qualifications, significant experience in finance, technology and international operations that he gained through his almost 40 years of service at Unilever, one of the world’s largest consumer goods companies, with a large, global workforce. He served in a number of finance positions, including as Chief Financial Officer, and has a unique insight into operations based in Asia. Rudy’s experience also includes service as a director of other Europe-based global public companies.

John W. Thompson           Age 60            Director since 2000
Chairman of the Board, Symantec Corporation

Until his retirement as Chief Executive Officer in 2009, John served as Chairman and Chief Executive Officer of Symantec Corporation, the world leader in information security and availability solutions, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at International Business Machines Corporation, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a director of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Board of Advisors for Teach for America.

John brings to the Board, among other skills and qualifications, his experience as Chairman and Chief Executive Officer of Symantec, one of the world’s largest software companies and the world’s largest maker of security software, as well as in senior leadership positions at IBM. Through his experiences at Symantec and IBM, he has gained deep knowledge in the areas of sales, marketing, technology and operations, including managing a large workforce and overseeing international business operations. John’s experience also includes service as a director of other large public companies.

Carol B. Tomé           Age 53            Director since 2003
Chief Financial Officer and Executive Vice President — Corporate Services, The Home Depot, Inc.

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’s largest home improvement specialty retailer and the fourth largest retailer in the United States, since May 2001. In January 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as a member of The Committee of 200 and a member of the Atlanta Botanical Garden board. In January 2008, Carol joined the board of the Federal Reserve Bank of Atlanta and serves as chair of the board.

Carol brings to the Board, among other skills and qualifications, extensive experience in corporate finance throughout her career at Home Depot, the fourth largest retailer in the United States and the world’s largest home improvement specialty retailer. She brings the experience of currently serving as chief financial officer of a complex, multi-national business with a large, labor-intensive workforce. Carol’s role as chair of the board of the Federal Reserve Bank of Atlanta also brings a valuable financial experience.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in evaluating board candidates, considers factors such as personal character, values and disciplines, ethical standards, diversity, other outside commitments, professional background and skills, all in the context of an assessment of the needs of the board at the time. In addition, each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her responsibilities as a director.

The Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the board, the biographies shown above highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director of the Company. The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the board’s performance of its responsibilities in the oversight of a complex global business.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the board at each annual meeting of shareowners and for identifying one or more candidates to fill any vacancies that may occur on the board. Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee may use a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the board, and shareowner recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other board members, and discussions of the committee and the full board. The Committee then recommends candidates to the full board, with the full board selecting the candidates to be nominated for election by the shareowners or to be elected by the board to fill a vacancy.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held five meetings during 2009. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member, except for Ann Livermore. It is the board’s policy that our directors attend the annual meeting. All but two of the directors who were serving on the board at our 2009 annual meeting attended the meeting.

Director Independence

Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Annex I.

Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in February 2010. As part of this review, the board considered whether there were any relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any relationships between an organization of which a director is a partner, shareholder or executive officer and UPS. The purpose of this review was to determine whether any such relationships were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors are independent directors: Duane Ackerman, Michael Burns, Stuart Eizenstat, Bill Johnson, Ann Livermore, Rudy Markham, John Thompson and Carol Tomé. Accordingly, eight of our ten directors are independent, and all directors on the following committees are independent:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

In determining the independence of Stuart Eizenstat, Bill Johnson, Ann Livermore, John Thompson and Carol Tomé, our board considered ordinary course relationships between UPS and the companies that employed these directors during 2009.

Other Information Regarding Directors

Michael Burns is the former Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006. On January 31, 2008, Dana Corporation emerged from Chapter 11.

Executive Sessions of our Non-Management Directors

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate. The presiding director for these meetings rotates among the chairpersons of the independent board committees, currently the Audit, Compensation and Nominating and Corporate Governance Committees. The presiding director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and the Chairman and Chief Executive Officer. The presiding director may invite the Chairman and Chief Executive Officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include any directors who are not independent directors, then at least once a year there will be an executive session including only the independent directors.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines provide that our board will include a majority of independent directors and these Guidelines and our Bylaws provide that our CEO will serve as Chairman of the Board. Accordingly, Scott Davis has served as Chairman of the Board since he was appointed CEO on January 1, 2008. Having our CEO serve as Chairman of the Board is consistent with the historical practice of UPS, as all nine of our previous Chief Executive Officers have also served as Chairman of the Board.

As described above under “Director Independence,” eight of our ten directors are independent. In addition, all of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors and each of these committees is led by a committee chair. The committee chairs set the agendas for their committees and report to the full board on their work. We do not have a lead director, but our Corporate Governance Guidelines provide that our non-management directors will meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting. The chairs of the independent board committees rotate as presiding director, and the presiding director acts as a liaison between the non-management directors and the Chairman and CEO.

Our company has employed this leadership structure of having a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for the Company. We believe that having a combined Chairman and Chief Executive Officer, a board with a majority of independent directors who meet regularly in executive session, and independent chairs for the board’s Audit, Compensation, and Nominating and Corporate Governance committees provides the best form of leadership for the Company and the board of directors. We have a single leader for our Company and he is seen by our employees, customers, business partners, shareowners and other stakeholders as providing strong leadership for the Company, in our industry and in the communities in which we operate.

Our board is responsible for overseeing our risk management. The board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing with management policies with respect to financial risk assessment and enterprise risk management, including guidelines to govern the process by which major financial and accounting risk assessment and management is undertaken by the Company. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the chair of the Audit Committee. The board receives periodic assessments from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives.

The Company’s Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary reports directly to our Chairman and Chief Executive Officer, providing him with visibility to the Company’s risk profile. The board of directors believes that the work undertaken by the Audit Committee, together with the work of the full board of directors and the Chairman and Chief Executive Officer, enables the board of directors to effectively oversee the Company’s risk management function.

Corporate Governance

Our Corporate Governance Guidelines are available on the governance section of our investor relations website at www.investors.ups.com. The charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees also are available on our investor relations website.

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations website.

Any shareowners or interested parties who wish to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to the Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors.

Committees of the Board of Directors

Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit	Compensation	Governance	Executive

F. Duane Ackerman		X	X*	X
Michael J. Burns	X
D. Scott Davis				X*
Stuart E. Eizenstat		X	X
Michael L. Eskew				X
William R. Johnson	X
Ann M. Livermore			X
Rudy Markham	X
John W. Thompson		X*
Carol B. Tomé	X*

X= current committee member; * = chair

Audit Committee.  The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our auditors and the performance of our internal audit function and independent auditors,

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent auditors, including sole discretion to retain and terminate the independent auditors, and

•	discussing with management policies with respect to financial risk assessment and enterprise risk management.

In 2009, the Audit Committee held nine meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.

Compensation Committee.  The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer (“CEO”),

•	evaluating the CEO’s performance in light of these goals and objectives and establishing the total compensation for the CEO based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon all relevant information,

•	reviewing and approving awards to executive officers under our equity compensation plans, and

•	exercising sole authority with respect to retention, compensation and termination of any outside consultants retained to advise the Compensation Committee.

In 2009, the Compensation Committee held five meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.

In 2009, the Nominating and Corporate Governance Committee held six meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Executive Committee.  The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law or otherwise limited by the board of directors. In 2009, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of our common stock as of February 1, 2010 by:

•	our directors,

•	our Chief Executive Officer, Chief Financial Officer and three other executive officers who had the highest total compensation for 2009, calculated in accordance with SEC rules and regulations (the “Named Executive Officers”),

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5% of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
				Owner Has or
	Number of Shares		Options	Participates in the
	Directly Owned(1)(2)		Exercisable	Voting or	Total Shares	Percent of
	Class A	Class B	within 60	Investment	Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(3)	Power(4)	Owned	Shares(5)

David P. Abney	88,679	2,500	32,351	—	123,530	*
F. Duane Ackerman	1,981	—	—	—	1,981	*
Michael J. Burns	4,782	—	—	—	4,782	*
D. Scott Davis	111,513	—	74,689	6,426,742 (6)	6,612,944	*
Stuart E. Eizenstat	4,782	200	—	—	4,982	*
Michael L. Eskew	256,750	—	308,191	6,426,742 (6)	6,991,683	*
Myron A. Gray	26,469	—	17,969	—	44,438	*
William R. Johnson	—	160	—	—	160	*
Kurt P. Kuehn	47,505	—	21,124	1,695,511 (7)	1,764,140	*
Ann M. Livermore	26,606	—	5,609	—	32,215	*
Rudy Markham	1,998	—	—	—	1,998	*
John J. McDevitt	72,177	6,000	36,822	—	114,999	*
John W. Thompson	7,513	1,125	5,609	—	14,247	*
Carol B. Tomé	5,077	2,936	2,864	—	10,877	*
Shares held by all directors and executive officers as a group (21 persons)	1,022,216	67,621	640,035	8,122,253 (8)	9,852,125	1%
5% Holders of our Class B Common Stock
BlackRock Inc.(9)	—	41,919,265	—	—	41,919,265	4.2%
Capital World Investors(10)	—	39,062,000	—	—	39,062,000	3.9%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting or investment power or has shared voting or investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 26,500; Davis — 500; Eskew — 40,820; Kuehn — 3,234; McDevitt — 15,171; and all directors and executive officers as a group — 130,029. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Includes shares pledged as of February 1, 2010 as follows: Abney — 39,590; Davis — 6,600; Gray — 20,046; Kuehn — 39,731; McDevitt — 39,026; and all directors and executive officers as a group — 356,430.

(3)	Represents class A shares that may be acquired through stock options exercisable through April 2, 2010.

(4)	Except as described in footnote 6, all shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6, 7 and 8.

(5)	Based on an aggregate of 993,330,850 shares of class A and class B common stock outstanding as of February 1, 2010. Assumes that all options exercisable through April 2, 2010 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(6)	Includes 6,250,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, Mike Eskew and one other executive officer not listed above and other persons constitute the corporate Board of Trustees.

(7)	Includes 1,695,511 class A shares held by various trusts of which Kurt Kuehn, one other person and one other executive officer not listed above are co-fiduciaries.

(8)	Includes shares held by the foundations and trusts of which the listed directors and executive officers are trustees. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(9)	According to a Schedule 13G filed with the SEC on January 29, 2010, BlackRock Inc. has sole voting and dispositive power with respect to 41,919,265 shares of our class B common stock. According to the Schedule 13G, BlackRock beneficially owned 5.94% of our class B common stock as of December 31, 2009. The business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(10)	According to a Schedule 13G/A filed with the SEC on February 10, 2010, Capital World Investors, a division of Capital Research and Management Company (“Capital World”), an investment advisor, has sole voting power with respect to 5,907,000 shares of our class B common stock and sole dispositive power with respect to 39,062,000 shares of our class B common stock. According to the Schedule 13G, Capital World beneficially owned 5.5% of our class B common stock as of December 31, 2009. Capital World disclaims beneficial ownership of these shares. The business address of Capital World is 333 South Hope Street, Los Angeles, CA 90071.

Additional Ownership

In addition to the beneficial ownership of our common stock shown above, our directors and executive officers also hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2010 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units	Stock Units	Units	Shares	Shares	Total

David P. Abney	31,831	—	26,638	14,191	—	72,660
F. Duane Ackerman	2,387	—	—	—	—	2,387
Michael J. Burns	2,387	—	—	—	3,729	6,116
D. Scott Davis	66,123	—	57,868	5,201	—	129,192
Stuart E. Eizenstat	2,387	—	—	—	—	2,387
Michael L. Eskew	2,387	—	—	—	—	2,387
Myron A. Gray	15,391	—	15,096	4,584	—	35,071
William R. Johnson	3,172	—	—	—	—	3,172
Kurt P. Kuehn	19,950	—	23,330	12,171	—	55,451
Ann M. Livermore	2,387	1,926	—	—	—	4,313
Rudy Markham	2,387	—	—	—	—	2,387
John J. McDevitt	19,926	—	24,872	21,059	—	65,857
John W. Thompson	2,387	1,926	—	—	233	4,546
Carol B. Tomé	2,387	911	—	—	—	3,298

Restricted stock units (“RSUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RSUs to the Named Executive Officers under two programs, the Management Incentive Program and the Long-Term Incentive Performance Award Program, described in more detail in the “Compensation Discussion and Analysis.” We also grant RSUs to our non-employee directors, described in more detail in “Compensation of Directors.”

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. Dividends paid on UPS common stock are added to the director’s phantom stock unit balance. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash over a time period elected by the recipient.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RPUs under the Long-Term Incentive Award Program, described in more detail in the “Compensation Discussion and Analysis”.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other Deferred Compensation Plan shares are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock. These represent the retainer fees deferred by the non-employee directors. See “Compensation of Directors” for more information.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis describes UPS’s executive compensation programs for 2009 and certain aspects of the programs for 2010. The focus of this section of the proxy is to explain how and why the Committee made its 2009 compensation decisions for the following Named Executive Officers:

•	D. Scott Davis Chairman and Chief Executive Officer

•	David P. Abney Senior Vice President and Chief Operating Officer

•	Kurt P. Kuehn Senior Vice President and Chief Financial Officer

•	Myron A. Gray Senior Vice President, U.S. Operations

•	John J. McDevitt Senior Vice President, Global Transportation Services and Labor Relations

Business Environment

The 2009 global recession presented a very challenging operating environment. Throughout the year, we sought to effectively manage our costs while maintaining the high quality service and value our customers have come to expect from UPS. At the same time, we continued to make strategic investments in global infrastructure, acquisitions, technology and new products and services that will enable UPS to capitalize on opportunities as global markets recover.

As a result of the difficult economic environment, performance in 2009 did not meet our plans or expectations established at the beginning of the year. Although our revenue, operating profit and earnings per share declined, we believe the UPS management team took the right steps to manage operations well, while keeping its focus on the long-term health of the Company, specifically:

•	UPS implemented unprecedented and comprehensive cost management initiatives that achieved $1.4 billion in savings;

•	Our global small package operations teams adjusted the network throughout the year to best match assets to declining package volume while still maintaining the highest levels of service;

•	We invested for the future through acquisitions, infrastructure and new products; and

•	We continued to generate strong free cash flow in 2009.

We believe UPS has emerged from a very difficult year as a leaner and more focused Company that is better positioned to take advantage of improved trade throughout the world.

Summary of 2009 Actions

The economy impacted both our Company performance and the performance-based awards earned by our executives in 2009. Some of the actions we have taken include the following:

•	Base salaries generally were frozen, other than increases attributable to promotions and relocations.

•	2009 annual incentive awards under the Management Incentive Program were earned at 60% of target.

•	10% potential increase in restricted performance units under the Long-Term Incentive program was not earned for the 2005 grant maturing in 2009, due to below target earnings per share performance.

•	2009 Long-Term Incentive Performance award tranches were earned at 55% of target based on revenue growth and operating return on invested capital below goal.

•	2009 net income was below threshold, therefore the three-year earnings measurement tranche of the 2007 Long-Term Incentive Performance award was not earned.

•	UPS indefinitely suspended the company match to the UPS Savings Plan, a 401(k) plan.

•	The discount on UPS common stock purchased through the Discounted Employee Stock Purchase Plan was reduced from 10% to 5%.

•	The UPS Gift Matching Program was suspended indefinitely during the first quarter of 2009.

Compensation Decisions — Process and Inputs

Executive Compensation Strategy

The UPS executive compensation program is designed to:

•	Drive organizational performance by tying a significant portion of pay to Company performance;

•	Retain and motivate talent by fairly compensating executive officers; and

•	Encourage long-term stock ownership and careers with UPS, linking executives to long-term value creation.

Compensation plans are designed to emphasize strong annual performance and foster long-term operational performance and success. We believe that a majority of total compensation (base salary, annual incentives and long-term incentives) that can be earned by the Named Executive Officers should be “at risk”, meaning that the compensation is only earned by meeting annual or long-term performance goals. The 2009 compensation elements with “at risk” components are approximately 71% of the 2009 target compensation opportunity for the Named Executive Officers.

Roles and Responsibilities

The UPS executive compensation program is administered by the Compensation Committee of the board of directors. Each of the three non-employee directors on the Compensation Committee meets the independence requirements of the NYSE. The Compensation Committee has sole authority to engage and terminate outside advisors and consultants to assist the Compensation Committee in carrying out its responsibilities. In 2009, the Committee retained Frederic W. Cook & Co. (“Cook”). Cook reports directly to the Chair of the Compensation Committee and serves as a resource for market data on pay practices and trends, provides advice to the Compensation Committee, provides competitive analysis and advice related to outside director compensation, reviews our Compensation Discussion and Analysis, and attends committee meetings as requested. Cook provides no additional services to UPS.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Participant	Roles
Compensation Committee	• Approves the compensation philosophy for executive officers
• Reviews and approves compensation for the executive officers, including the Named Executive Officers
• Conducts comprehensive review of Chief Executive Officer performance
• Reviews the Chief Executive Officer’s performance assessment of other executive officers

Independent Members of the Board of Directors	• Reviews Committee’s assessment of Chief Executive Officer performance

Independent Compensation Consultant
•   Serves as a resource for market data on pay practices and trends
•   Provides independent advice to the Compensation Committee
•   Provides competitive analysis and advice related to outside director compensation
•   Reviews the Compensation Discussion and Analysis

Executive Officers	• Chief Executive Officer makes compensation recommendations to the Compensation Committee for the other executive officers with respect to base salary

•   Chief Executive Officer and the Chief Financial Officer make recommendations on performance goals under our incentive compensation plans and provide their recommendation as to whether the performance goals were achieved at the end of the performance period

• Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are discussed

Market Data

While the Compensation Committee considers market data in making compensation decisions, it does not target compensation at a particular percentile or within any targeted range based solely on competitive data. The data is one of a variety of factors weighed by the Compensation Committee when considering base salary, annual and long-term equity awards and total compensation levels, and is generally considered as a market check.

Each year, we review general compensation survey data from sources such as Towers Watson to provide the Compensation Committee with information about our compensation levels relative to comparable sized companies. In addition, we look at pay practices and levels for a peer group of companies that typically have global operations, a diversified business and annual sales and market capitalizations comparable to UPS. The 2009 peer group, which is the same as the 2008 peer group, consisted of the following 20 companies:

Boeing Co.	Dell Inc.	Lowes Companies Inc.	Sysco Corp.
Caterpillar Inc.	FedEx Corporation	McDonald’s Corp.	Target Corp.
Coca-Cola Co.	Johnson & Johnson	Motorola Inc.	United Technologies Corp.
Coca-Cola Enterprises Inc.	Kroger Co.	PepsiCo Inc.	Walgreen Co.
Costco Wholesale Corp.	Lockheed Martin	Procter & Gamble	Xerox Corp.

Internal Relationships

In addition to market data, the Compensation Committee considers the differentials between executive officer compensation and other UPS positions, and the additional responsibilities of the Chief Executive Officer compared to the other executive officers. Internal comparisons are made between executive officers and their direct reports in an effort to ensure that compensation paid to executive officers is reasonable compared to that of others with whom they work.

Annual Performance Reviews

Each year the Chief Executive Officer provides the Compensation Committee with a subjective assessment of the Named Executive Officers. The Compensation Committee undertakes a comprehensive review each year of the Chief Executive Officer’s performance and the full board meets in executive session to review the Chief Executive Officer’s performance. Factors considered include the board’s assessment of the performance of the Chief Executive Officer, his strategic vision and leadership, his ability to execute our business strategy and achieve our business goals, his ability to make and drive long-term decisions that create competitive advantage and his overall effectiveness as a leader and role model.

Elements of UPS Compensation

The components of the compensation program for our Named Executive Officers are:

•	Base salary;

•	Annual incentives (delivered in cash, restricted stock units or UPS stock);

•	Long-term incentives (delivered in stock options, restricted stock units and restricted performance units); and

•	Benefits and perquisites.

Base Salary

The Compensation Committee considers a number of factors in determining the annual base salaries of the Named Executive Officers. While company performance is the most important factor, scope of responsibility, leadership, market data and internal equity comparisons are all considered by the Compensation Committee when determining annual salary adjustments. In light of anticipated challenging worldwide economic conditions, in March 2009 the Compensation Committee froze base salaries for the Named Executive Officers at 2008 levels, as generally was done with all other management employees (other than increases attributable to promotions and relocations).

Amounts presented as annual base salary in the Summary Compensation Table include an amount equal to one-half of one month’s salary, which is referred to as the half-month bonus. The half-month bonus is a discretionary cash bonus awarded in the fourth quarter to eligible salaried employees in the U.S., including the Named Executive Officers.

Annual Incentives

The annual incentive program, referred to as the Management Incentive Program (“MIP”), has two components:

A. MIP Award; and

B. MIP Ownership Incentive Award.

A.	MIP Award

The MIP award is designed to align pay with annual company performance, and for historical reasons the performance period is from October 1 through September 30 of the following year. MIP awards are granted under the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”). Participants in the plan, who include approximately 36,000 of our management employees, have the opportunity to earn an annual incentive award based on target performance objectives. Incentives paid above target are possible if we exceed our performance objectives. The payout level for the plan also takes into account other considerations including company performance relative to target objectives, the general economic environment, and performance trends.

The award is provided one-half in UPS class A common stock or cash (which may be deferred into the participant’s 401(k) or related savings program), at the participant’s election, and one-half in restricted stock units. For approximately 10,000 of the managers among the plan participants, including the Named Executive Officers, the target award level for the overall MIP is four months base salary. For the remaining plan participants, the overall target award level ranges from one to three months base salary.

For the one-half of the MIP award that is paid in restricted stock units, we determine the number of restricted stock units granted by calculating the dollar value of the MIP award allocated to restricted stock units and dividing by the applicable closing price of our class B common stock on the NYSE. The restricted stock units vest 20% per year over five years. The Compensation Committee believes that restricted stock units provide a retention incentive and enhance executive stock ownership and shareholder linkage. When dividends are paid on UPS common stock, an equivalent value is credited to the participant’s bookkeeping account in additional restricted stock units.

At the end of the MIP fiscal year, we evaluate our success in achieving our annual performance objectives and approve the “MIP factor,” which is then multiplied by the participant’s monthly base salary to determine the actual award earned by the participant. The MIP factor is applied equally to all program participants. Individual performance of the participants, including the Named Executive Officers, is not considered in determining the MIP award. Rather, the award is based solely on overall company achievement of the business elements and other considerations described above. The final awards are reviewed and approved by the Compensation Committee.

B.	MIP Ownership Incentive Award

To reward management employees for maintaining a targeted ownership level of UPS class A common stock, all MIP participants are eligible for an additional incentive award up to the equivalent of one month’s salary. This portion of the MIP award is also provided one-half in UPS class A common stock or cash (which may be deferred into the participant’s 401(k) or related savings program), at the participant’s election, and one-half in restricted stock units. The target level of one month’s salary is the same for all 36,000 participants in the program.

The amount of the award is equal to the participant’s percent of ownership relative to their target ownership of class A common stock under our stock ownership guidelines, multiplied by one month’s salary. For example, if the participant’s ownership equaled 80% of their ownership target, their ownership incentive award would have a value equal to 80% of one month’s salary. The maximum award that can be granted is one month’s salary.

Summary of Annual Incentive Programs

	Payment Form and		Performance
Program	Program Type	Target Amount	Measures	Program Objectives
MIP Award MIP Ownership Incentive Award
50% of the total award is paid, at the participant’s election, in cash, UPS stock or deferred into the participant’s 401(k) or related savings program

50% paid in RSUs and vest 20% per year over five years
		MIP Award: four times monthly base salary for the Named Executive Officers MIP Ownership Incentive Award: one month base salary for all participants	MIP Award: volume growth, revenue growth, EPS growth, operating leverage and end-to-end service MIP Ownership Incentive Award: ownership level in UPS stock compared to ownership target	Supports our annual operating plan and business strategy Enhances stock ownership and shareowner alignment Retention incentive

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a multi-year period and include:

A. Long-Term Incentive Program

B. Long-Term Incentive Performance Award Program

A.	Long-Term Incentive (“LTI”) Program

Our LTI program has two parts: stock option awards and restricted performance units (“RPUs”). Grants are made annually, typically in May of each year. Approximately 3,000 members of our management team participate in this program. Region manager-level and above participants, including the Named Executive Officers, receive 75% of their award in RPUs and 25% in stock options in an effort to more closely align their compensation with shareowner return. All other participants receive 100% of their award in RPUs.

Stock Options

The Compensation Committee believes that stock options provide a significant link to company performance and maximize shareowner value, as the option holder receives value only if our stock price increases. Stock options also have retention value, as the option holder will not receive value from the options unless he or she remains our employee during the vesting period for the award (except in the case of retirement, death or disability during the vesting period).

Stock options granted in and after 2008 vest 20% per year over five years and expire ten years from the date of grant. Grants do not include dividend equivalents or any reload grant features.

Restricted Performance Units

RPUs are bookkeeping units, the value of which corresponds to one share of class A common stock. The decision by the Compensation Committee to use restricted performance units is based on two goals for the award:

•	Maintain the long-term nature of the award and its impact on retention; and

•	Align management’s interests with shareowner interests by utilizing an award linked to share price performance.

Restricted performance units granted in and after 2008 vest 20% per year over five years. Upon vesting of restricted performance units, the individual receives shares of UPS class A common stock. When dividends are paid on UPS common stock, an equivalent value is automatically credited to the participant’s bookkeeping account in additional restricted performance units.

The restricted performance units granted under the LTI program prior to 2008 provided that the number of restricted performance units ultimately earned would increase by 10% if we attain a performance measure, such as adjusted diluted earnings per share, for the five-year performance period. Beginning in 2008, the restricted performance units no longer include this provision.

Target Amounts

Target amounts vary to reflect the responsibility level of executive positions and competitive market practice.

The total target award value at grant for the LTI awards are set at 175% of base salary for the Chief Executive Officer and 125% of base salary for the other executive officers. For other management employees, target award values range from 25% to 75% of base salary.

B.	Long-Term Incentive Performance (“LTIP”) Award Program

The LTIP award program is designed to further strengthen the performance component of our executive compensation package and enhance retention of key talent. The program was introduced to bring total compensation of senior management closer to the compensation of comparable positions at similarly sized companies. Approximately 550 of our senior management team, including the Named Executive Officers, participate in this program.

The program has a three-year award cycle. A target award of RSUs is granted to executive officers and certain other eligible managers at the beginning of the three-year period. Ninety percent of the total target award is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle. The remaining 10% is based upon achievement of a net income or diluted earnings per share target for the third year. Performance measures, such as revenue growth, operating return on invested capital (“ROIC”), net income or diluted earnings per share, are set by the Compensation Committee at the beginning of each calendar year in the three-year award cycle.

The actual number of restricted stock units that the management employee will receive is determined once the payment percentage for a particular tranche has been approved by the Compensation Committee, based on achievement of performance goals for the applicable calendar year.

Summary of Long-Term Incentive Programs

Performance
Measures and/or
	Payment Form and		Value
Program	Program Type	Target Amount	Proposition	Program Objectives
LTI: stock options	Stock options Vest 20% per year over five years; ten-year term	25% of target LTI (175% of base salary for the Chief Executive Officer and 125% for the other executive officers)	Value recognized only if UPS stock price appreciates	Provides a significant link to Company stock price performance Enhances stock ownership and shareowner alignment
LTI: RPUs	RPUs are paid in UPS stock upon vesting Vest 20% per year over five years	75% of target LTI (175% of base salary for the Chief Executive Officer and 125% for the other executive officers)	Value increases as stock price increases	Retention Enhances stock ownership and shareowner alignment
LTIP: RSUs	RSUs are settled in UPS stock if earned based on Company performance Award vests after the end of the third fiscal year	As a percent of base salary: 600% - Chief Executive Officer 500% - Chief Operating Officer 275% - Chief Financial Officer 225% - other executive officers	Value increases as stock price increases Revenue growth Operating return on invested capital Three-year net income or EPS targets	Supports the Company’s annual and long-term operating plan and business strategy Enhances stock ownership and shareowner alignment

Benefits and Perquisites

Consistent with our culture, the benefits and perquisites offered to the Named Executive Officers are the same or similar to programs offered to the entire UPS management team, with the exception of a financial planning service and executive health services. Additional information on these benefits can be found in the program descriptions below.

The UPS Savings Plan

The UPS Savings Plan is a 401(k) plan offered to all U.S.-based employees who are not subject to a collective bargaining agreement and who are not eligible to participate in another savings plan sponsored by UPS or one of its subsidiaries. We generally have provided a matching contribution (generally up to a maximum of 3% of each participant’s eligible compensation) to those UPS employees who make elective deferrals to the UPS Savings Plan. Matching contributions are made to the UPS Stock Fund, an investment election under the UPS Savings Plan, in the form of shares of our class A common stock. Prior to January 1, 2009, the matching contributions were made to the UPS Qualified Stock Ownership Plan (“QSOP”). The QSOP was merged with the UPS Savings Plan on January 1, 2009. Company matches to the UPS Savings Plan were suspended for the contribution period beginning February 1, 2009 and have not been reinstated.

Qualified and Non-Qualified Pension Plans

Named Executive Officers participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, the Named Executive Officers would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

Discounted Employee Stock Purchase Plan

To foster our manager-owner philosophy, we have a Discounted Employee Stock Purchase Plan. The plan provides all U.S.-based employees, including the Named Executive Officers, and some internationally based employees, with the opportunity to purchase up to $10,000 in our class A common stock annually at a discount to the market price of our stock. The plan has been designed to comply with Section 423 of the Internal Revenue Code. The purchase price at which our class A common stock may be acquired under the plan is equal to 95% of the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis.

UPS Gift Matching Program

In past years, the UPS Foundation matched charitable contributions made by all active employees with 12 months of service, including the Named Executive Officers, up to a maximum of $3,000 per year. On March 2, 2009, the UPS Gift Matching Program was suspended, and has not been reinstated.

Financial Planning Service

Executive officers are eligible for financial planning services provided by the Ayco Company. Although this financial planning service benefit is not offered to other management employees, we offer a separate financial counseling service through PricewaterhouseCoopers to all U.S. and Puerto Rico-based employees who are not subject to a collective bargaining agreement.

Executive Health Services

In 2009, all Named Executive Officers were provided certain executive health services, including executive physical examinations. The cost of the executive health services was approximately $6,000 per person.

Relocation Assistance

For those management employees who are transferred to new geographic work locations by UPS, we provide a relocation assistance program that is similar for all levels of management. The assistance includes benefits and features common to relocation assistance programs such as home sale assistance; household goods movement/storage; temporary living expenses; loss on sale benefits; home search assistance; and in some cases, additional cost of living provisions.

2009 Compensation Decisions

Base Salary

In 2009, we froze base salaries for most management employees, including the Named Executive Officers, at 2008 levels. Salary increases generally were approved only for company-initiated relocations and promotions to positions of additional responsibility.

Annual Incentives

2009 MIP Award

The 2009 performance goals were primarily based on our business plans for the 2009 MIP fiscal year, October 1, 2008 through September 30, 2009. Performance targets and results were as follows:

Business Element	Performance Target	Result

Volume growth	Average daily volume to remain flat over 2008	Below target, at a 3.7% decline
Growth in consolidated revenue	Consolidated revenue to remain at 2008 levels	Below target, at a 12.6% decrease
Growth in consolidated, as adjusted, diluted earnings per share	As adjusted, diluted EPS growth to remain flat over 2008	Below target, at a 36.5% decline
Positive operating leverage	Revenue increases at a rate greater than cost	Below target
End-to-end service	Improved year-over-year service levels, overall — 6 percent	Above target

Some of the business elements have a greater impact than others on UPS financial results and our long-term success. We do not assign a specific weight to each business element when determining award payouts; rather, we use the achievement of these goals to judge our success in implementing our overall business strategy. In addition to evaluating results for these business elements when setting award amounts, we also consider our assessment of the challenges of the economic and competitive market in which UPS operated during the award year.

In 2009, the global economy continued to have a significant negative impact on our business. We managed costs as volumes declined and focused on customer service, as evident in our end-to-end service improvement. After evaluating actual company performance against the business elements and these other factors, the 2009 MIP award was paid at 60% of the targeted award amount. This award was less than the award made in 2008 of 70% of target, and below the average of the previous five years (2004 to 2008) of 96%.

MIP Ownership Incentive Award

Ownership levels for the 2009 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s vested and unvested MIP and LTIP restricted stock units and deferred compensation shares, and then multiplying the sum by the closing price of a class B share on the NYSE on October 16, 2009. With the exception of Scott Davis, whose ownership guidelines increased from six times annual salary to ten times annual salary and Myron Gray, whose ownership guidelines increased from five times annual salary to six times annual salary, when they were promoted to the positions they hold today in 2008 and 2009, respectively, all of the Named Executive Officers met their ownership expectation; therefore the MIP ownership incentive of one month salary was earned by David Abney, Kurt Kuehn and John McDevitt. Under the terms of our ownership guidelines, Scott Davis and Myron Gray are expected to meet their respective ownership targets within five years of their promotion. In 2009, Scott Davis received 86% and Myron Gray received 98% of their respective MIP ownership incentive awards.

Long-Term Incentives

2009 LTI Grants

2009 LTI awards for the Named Executive Officers were granted 25% in stock options and 75% in restricted performance units. The number of stock options granted is determined by dividing 25% of the target award value by the Black-Scholes value of a UPS stock option on the date of grant. The number of restricted performance units granted is determined by dividing 75% of the target award value by the NYSE closing price of UPS stock on the date of grant. The number of stock options and restricted performance units granted to the Named Executive Officers on May 6, 2009 is shown in the Grants of Plan-Based Awards for 2009 table.

LTIP Targets

Over the last several years, with the assistance of its independent compensation consultant, the Compensation Committee has undertaken a comprehensive review of the positioning of the total direct compensation of key UPS executive officers in comparison to the market data described above. These reviews showed that the total direct compensation for certain key executives, specifically the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, was in the lowest quartile compared to the market data. In the third quarter of 2008, the Compensation Committee determined that it was appropriate to consider a multi-year strategy to increase compensation as a means of ensuring that their total direct compensation was more consistent with comparable positions at similarly sized companies, while reinforcing the link between compensation and company performance, increasing the retention incentive for these individuals and further aligning the interests of these executives with our shareowners.

The Compensation Committee determined that the most effective manner of achieving these goals was to increase the target award to these key executives under the existing LTIP program, commencing with the awards made in 2008, in an effort to move them closer to the top of the lowest quartile of the Company’s peer group. The following table shows previous years’ target grant values and the Compensation Committee’s expected target LTIP award values for 2010 for these key executives, based on a percentage of annual base salary. Each target amount covers a three-year performance period.

LTIP Target Award Values

				Planned
	2007 LTIP Target	2008 LTIP Target	2009 LTIP Target	2010 LTIP Target
	(% of base salary)	(% of base salary)	(% of base salary)	(% of base salary)

Chief Executive Officer	250	475	600	675
Chief Operating Officer	225	450	500	575
Chief Financial Officer	225	250	275	300

In March 2009, the Compensation Committee approved 2009 target award values for the three-year 2009 LTIP awards consistent with the strategy and 2009 targets described in the table above. For the other executive officers, targets were set at 225% of base salary; for other management employees, targets range from 50% to 200% of base salary. Target award values are based on internal pay equity considerations and market data regarding total compensation of comparable positions at similarly sized companies. Differences in the target award values are based on increasing levels of responsibility amongst the management team.

The threshold, target and maximum number of restricted stock units that can be earned by the Named Executive Officers under the 2009 LTIP is shown in the Grants of Plan-Based Awards for 2009 table.

Shown in the table below is the total long-term incentive opportunity granted to the Named Executive Officers in 2009, based upon a percentage of annual base salary.

Summary of Long-Term Incentive Targets for 2009

			Total Long-Term
	LTI	LTIP	Incentive Target
	Options and RPUs	RSUs	for 2009
Named Executive Officer	(% of salary)	(% of salary)	(% of salary)

D. Scott Davis	175	600	775
David P. Abney	125	500	625
Kurt P. Kuehn	125	275	400
Myron A. Gray	125	225	350
John J. McDevitt	125	225	350

Long-Term Incentive Awards Earned in 2009

Restricted Performance Units Results

For the restricted performance units issued in 2005, an adjusted earnings per share goal of $5.34 per diluted share for 2009 was established. Because the adjusted diluted earnings per share goal was not met in 2009, the potential 10% increase in restricted performance units will not be earned for the 2005 awards that will vest in May 2010.

LTIP Performance Results

Performance targets and actual results for the completed performance periods for the 2007 LTIP, 2008 LTIP and 2009 LTIP are described below. Where the three-year LTIP cycles overlap, the performance goals for individual years are the same. Pursuant to the terms of the LTIP award, the underlying restricted stock units are earned based on actual performance as compared to pre-established performance criteria for each period over the three-year cycle of the award. The tranches based on 2009 performance, and therefore 2009 Committee decisions, are shaded in the chart below.

				Percent of
	Percent of			LTIP
	Total			Tranche
	LTIP Award	Performance Goals	Actual Results	Earned
2007 LTIP Award
2007 Performance Tranche	30%	revenue growth — 6.1% operating ROIC — 25.0%	revenue growth — 4.5% operating ROIC, as adjusted — 24.5%	75%
2008 Performance Tranche	30%	revenue growth — 7.0% operating ROIC — 23.0%	revenue growth — 3.6% operating ROIC, as adjusted — 18.7%	65%
2009 Performance Tranche	30%	revenue growth — flat operating ROIC — 18.7%	revenue growth — (12.2)% operating ROIC, as adjusted — 15.0%	55%
2009 Earnings Measurement Tranche	10%	2009 earnings per share — $5.28	2009 earnings per share — $2.31	0%
2008 LTIP Award
2008 Performance Tranche	30%	revenue growth — 7.0% operating ROIC — 3.0%	revenue growth — 3.6% operating ROIC, as adjusted — 18.7%	65%
2009 Performance Tranche	30%	revenue growth — flat operating ROIC — 18.7%	revenue growth — (12.2)% operating ROIC, as adjusted — 15.0%	55%
2009 LTIP Award
2009 Performance Tranche	30%	revenue growth — flat operating ROIC — 18.7%	revenue growth — (12.2)% operating ROIC, as adjusted — 15.0%	55%

As shown in the table above, based on actual performance, 55% of the 2009 performance tranche was earned for each of the outstanding LTIP awards. Because the 2009 earnings measurement goal was not achieved, no amount was earned for that tranche. The restricted stock units for 2009 are now “fixed”, meaning the amount of the award for the 2009 performance period has been determined, but will not vest until January 31 following the third year of the cycle, provided the participant remains employed as of the vesting date. For example, the 2007 LTIP award vested January 31, 2010 and the 2009 LTIP award will not vest until January 31, 2012. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on class A common stock. The restricted stock unit awards that vest will be distributed in the form of class A common stock.

2010 Compensation Decisions

We anticipate a challenging worldwide economic environment in 2010. In February 2009, we suspended our matching contributions to our 401(k) plan for all participants, including the Named Executive Officers. We also have suspended the UPS Gift Matching Program. In addition, we reduced the Discounted Employee Stock Purchase Plan share purchase price discount from 10% to 5% off of the closing stock price on the last day of the applicable quarter for all participants, including the Named Executive Officers. As of the date of this proxy statement, no further changes have been undertaken with respect to these programs. We intend to continue to monitor business performance and make such compensation-related adjustments as appropriate.

In the first quarter of 2010, the Compensation Committee granted three-year 2010 LTIP awards to LTIP participants covering the period from 2010 through 2012. The 2010 LTIP target awards made to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are expected to be made in accordance with the LTIP Target Award Values table above. We also expect that the Compensation Committee will consider reinstituting management base salary increases in 2010.

Other Compensation Policies

Stock Ownership Guidelines

The board has adopted stock ownership guidelines which extend to most levels of management and to members of our board of directors. The guidelines are consistent with our core philosophy that managers should also be owners of our company. The guidelines are based on our expectation that each executive officer and director will maintain a targeted level of investment in our stock. Compensation programs are designed to foster long-term stock ownership by all of our managers; therefore each executive officer has accumulated a meaningful number of shares of our common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and our executive officers have a strong incentive to provide effective management.

Target ownership for the Chief Executive Officer is ten times annual salary, and for the other executive officers is six times annual salary. The target for our non-employee directors is three times their annual retainer. Shares of class A common stock, deferred units and vested and unvested RSUs are considered as owned for purposes of calculating ownership. Managers and directors are expected to reach target ownership within five years.

Recoupment or “Clawback” of Compensation

The 2009 Plan provides that if an award is to an executive officer, and the Compensation Committee later determines that financial results used to determine the amount of the award are materially restated and that the executive officer engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award. This clawback applies to all awards granted under the 2009 Plan.

Equity Grant Practices

Grants for all equity programs under the 2009 Plan are approved by the Compensation Committee. Stock options have an exercise price equal to the closing market price on the NYSE on the date of grant.

Equity Usage

Since equity award programs can have a dilutive impact on shareowner value, we evaluate the current overhang rate (defined as shares underlying outstanding equity award grants plus shares available for additional award grants divided by total common shares outstanding) when designing new programs or granting new awards. Our 2009 overhang rate was 10.38%. Included in the overhang calculation are outstanding stock options, RPUs and RSUs, as well as the number of shares set aside for future grants.

Another indicator of dilutive impact to shareowner value is the annual grant rate (defined as total shares underlying equity awards granted in one year divided by total common shares outstanding), sometimes referred to as the “burn rate.” In 2009, our grant rate was 1.45%. We believe that the low overhang and grant rate percentages demonstrate our objective to effectively and responsibly manage equity usage.

Employment or Change in Control Agreements

We do not have employment agreements with any of our executive officers. In addition, we do not have a separate change in control or severance agreement with any of our executive officers.

The 2009 Plan generally requires a “double trigger” — both a change in control and a termination of employment — for the participant, to accelerate the vesting of unvested awards. The UPS Incentive Compensation Plan adopted in 1999 (the “1999 Plan”) included a provision for an automatic acceleration of unvested awards in the event of a change in control. This provision applies equally to all outstanding equity awards under the 1999 Plan. At the time of the adoption of the 1999 Plan, the accelerated vesting of all outstanding equity awards following a change in control was a customary and reasonable component of an equity incentive program. All of the equity awards granted to the Named Executive Officers prior to May 7, 2009 are subject to the single trigger, while equity awards granted after that date are subject to the double trigger.

Compensation Policies and Programs and Risk Management

We believe our compensation policies and programs provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics which mitigate excessive risk-taking that could harm our value or reward poor judgment by our Named Executive Officers.

•	Using multiple business elements under the MIP program and multiple performance measures under the three-year LTIP program serves as an internal “check-and-balance” so as not to put emphasis solely on one measure of performance;

•	Permitting discretion in making final award determinations under the MIP program so as to take into account changing market conditions allows our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•	Using both restricted stock units and stock options for equity awards balances risk incentives;

•	Awards to executive officers are limited by the terms of the incentive plan to a fixed maximum percentage specified in the plan or the award;

•	The performance goals under our annual and long-term incentive plans include company-wide metrics; we believe that the use of company-wide metrics encourages decision-making that is in the best long-term interests of our shareowners;

•	The time-based vesting over three or more years for our equity awards ensures that our executives’ interests align with those of our shareowners over the long term;

•	Awards to our Named Executive Officers are subject to the recoupment policy contained in the 2009 Plan; and

•	The Named Executive Officers are subject to our stock ownership guidelines.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Compensation Committee believes that the interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. While the Compensation Committee intends to structure awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2009

The following table shows the compensation for each of the Named Executive Officers.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred	All Other
			Stock	Option	Plan	Compensation	Compen-
		Salary	Awards	Awards	Compensation	Earnings	sation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

D. Scott Davis	2009	1,000,000	3,890,437	437,511	130,523	752,239	31,345	6,242,055
Chairman and	2008	1,000,000	3,965,836	437,619	136,944	712,041	30,014	6,282,454
Chief Executive Officer	2007	609,000	1,473,772	271,031	115,000	287,600	27,367	2,783,770

David P. Abney	2009	462,500	1,523,098	144,534	62,900	278,014	8,269	2,479,315
Senior Vice President and	2008	458,500	1,820,660	144,576	70,300	363,444	7,976	2,865,456
Chief Operating Officer	2007	437,500	1,053,007	189,719	80,500	271,700	7,771	2,040,197

Kurt P. Kuehn	2009	400,000	963,909	125,006	54,400	289,639	22,612	1,855,566
Senior Vice President and	2008	396,000	1,309,167	125,034	60,800	368,792	21,082	2,280,875
Chief Financial Officer

Myron A. Gray(7)	2009	381,250	814,024	119,144	51,539	230,157	540,717	2,136,831
Senior Vice President, U.S. Operations

John J. McDevitt	2009	420,000	943,485	131,259	57,120	229,573	8,054	1,789,491
Senior Vice President,	2008	418,000	1,356,344	131,291	63,840	230,274	7,869	2,207,618
Global Transportation Services	2007	405,300	993,577	176,711	74,980	163,483	7,360	1,821,411

(1)	This column represents the salary earned from January 1 through December 31 of the applicable year, including the half-month bonus described above under “Compensation Discussion and Analysis.” Salary increases are effective in March of the relevant fiscal year and therefore account for any 2008-2009 discrepancies reflected in this column.

(2)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. These awards include LTIP RSUs, LTI RPUs and MIP RSUs. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2009 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

In accordance with SEC rules, we also are required to disclose the grant date fair value for awards with performance conditions assuming maximum performance. The grant date fair value for the 2009 LTIP RSU awards, assuming maximum performance, are as follows: Davis — $4,891,771; Abney — $2,077,584; Kuehn — $1,094,874; Gray — $826,594; and McDevitt — $1,017,657.

(3)	The values for stock option awards in this column represent the aggregate grant date fair value for the option awards granted in the applicable year computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2009 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

(4)	This column shows the cash portion (representing 50%) of the MIP award and the MIP Ownership Incentive award. For a description of the MIP, see “Compensation Discussion and Analysis” above. The MIP Ownership Incentive award was paid at 100% of target (one month’s salary) for each Named Executive Officer who met or exceeded his target ownership level.

(5)	This column represents an estimate of the annual increase in the actuarial present value of the Named Executive Officer’s accrued benefit under our retirement plans for the applicable year, assuming a retirement age of 60. See “2009 Pension Benefits” below for additional information, including the present value assumptions used in this calculation. There are no above market or preferential earnings for the UPS Deferred Compensation Plan.

(6)	The following table breaks down the amounts shown in this column for 2009 (all amounts in $):

	401(k)	Life		Financial	Relocation	Executive
Name	Match	Insurance	RPRO	Planning	Assistance	Health Services	Total

D. Scott Davis	2,400	4,695	4,414	13,765	—	6,071	31,345
David P. Abney	1,110	1,088	—	—	—	6,071	8,269
Kurt P. Kuehn	960	1,724	—	13,857	—	6,071	22,612
Myron A. Gray	915	872	—	19,485	513,374	6,071	540,717
John J. McDevitt	1,008	975	—	—	—	6,071	8,054

The 401(k) match was suspended beginning February 1, 2009; the amount shown above represents the match for January 2009. For a description of the Restoration Plan Rollover Option, or RPRO, see “2009 Pension Benefits” below.
(7)	In accordance with SEC rules, because Myron Gray first became a Named Executive Officer in 2009, only his 2009 compensation is included in the table, and because Kurt Kuehn first became a Named Executive Officer in 2008, only his 2008 and 2009 compensation information is included in the table.

Grants of Plan-Based Awards for 2009

The following table provides information about awards granted in 2009 to each of the Named Executive Officers.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

D. Scott Davis		—	200,000	—
	02/10/2009				48,301	134,169	194,546				2,447,355
	05/06/2009							23,509(5)			1,312,507
	05/06/2009								40,305	55.83	437,511
	12/04/2009							2,395(6)			130,575
David P. Abney		—	92,500	—
	02/10/2009				18,616	51,711	74,981				1,026,550
	05/06/2009							7,767(5)			433,632
	05/06/2009								13,315	55.83	144,534
	12/04/2009							1,154(6)			62,916
Kurt P. Kuehn		—	80,000	—
	02/10/2009				8,856	24,598	35,668				534,488
	05/06/2009							6,717(5)			375,010
	05/06/2009								11,516	55.83	125,006
	12/04/2009							998(6)			54,411
Myron A. Gray		—	76,250	—
	02/10/2009				6,906	19,182	27,814				405,024
	05/06/2009							6,402(5)			357,424
	05/06/2009								10,976	55.83	119,144
	12/04/2009							946(6)			51,576
John J. McDevitt		—	84,000	—
	02/10/2009				7,608	21,132	30,642				492,579
	05/06/2009							7,053(5)			393,769
	05/06/2009								12,092	55.83	131,259
	12/04/2009							1,048(6)			57,137

(1)	The amount reflects the target value of the cash portion of the 2009 MIP award and the MIP Ownership Incentive Award for each Named Executive Officer. The potential payments for the MIP are performance-based and therefore at risk. The MIP program is described in the “Compensation Discussion and Analysis” above.
(2)	These columns show the potential number of RSUs that would be awarded under the 2009 LTIP at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied.
(3)	This column shows the number of stock options granted under the LTI on May 6, 2009.
(4)	This column shows the grant date fair value of the LTIP RSUs, MIP RSUs, LTI RPUs and LTI stock options under FASB ASC Topic 718 granted to each of the Named Executive Officers in 2009. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for RSUs and RPUs and the Black-Scholes option pricing model for stock options. The grant date fair value of the RSUs granted under the 2007 LTIP, 2008 LTIP and 2009 LTIP, which have performance conditions, are computed based on the probable outcome of the performance condition for the 2009 performance period and the related earnings measurement tranche. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.
(5)	Represents the number of RPUs granted under the LTI on May 6, 2009.
(6)	Represents the number of RSUs granted under the MIP on December 4, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and RPUs held by the Named Executive Officers on December 31, 2009.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
		Number of					Market	Unearned	Unearned
	Number of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

D. Scott Davis	20,043		56.90	03/30/2001	03/30/2011
	23,864		60.22	04/25/2002	04/25/2012
	13,305		62.40	05/02/2003	05/02/2013
	12,260		70.70	05/03/2004	05/02/2014
		12,660	72.07	05/09/2005	05/08/2015
		11,844	80.88	05/01/2006	04/29/2016
		16,086	70.90	05/09/2007	05/08/2017
	5,217	20,872	71.58	05/07/2008	05/07/2018
		40,305	55.83	05/06/2009	05/06/2019
						87,283	5,007,442	151,096	8,668,378
David P. Abney	3,977		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
	9,321		62.40	05/02/2003	05/02/2013
	9,034		70.70	05/03/2004	05/02/2014
		9,812	72.07	05/09/2005	05/08/2015
		9,052	80.88	05/01/2006	04/29/2016
		11,260	70.90	05/09/2007	05/08/2017
	1,723	6,896	71.58	05/07/2008	05/07/2018
		13,315	55.83	05/06/2009	05/06/2019
						42,685	2,448,855	60,951	3,496,759
Kurt P. Kuehn	4,490		56.90	03/30/2001	03/30/2011
	4,819		60.22	04/25/2002	04/25/2012
	2,420		62.40	05/02/2003	05/02/2013
	7,905		70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,178	80.88	05/01/2006	04/29/2016
		9,652	70.90	05/09/2007	05/08/2017
	1,490	5,964	71.58	05/07/2008	05/07/2018
		11,516	55.83	05/06/2009	05/06/2019
						34,863	2,000,115	29,944	1,717,887
Myron A. Gray	3,849		56.90	03/30/2001	03/30/2011
	5,152		60.22	04/25/2002	04/25/2012
	4,058		62.40	05/02/2003	05/02/2013
	4,143		70.70	05/03/2004	05/02/2014
		4,586	72.07	05/09/2005	05/08/2015
		4,256	80.88	05/01/2006	04/29/2016
		5,048	70.90	05/09/2007	05/08/2017
	767	3,070	71.58	05/07/2008	05/07/2018
		10,976	55.83	05/06/2009	05/06/2019
						24,155	1,385,790	22,715	1,303,160
John J. McDevitt	1,537		59.38	04/03/2000	04/03/2010
	7,216		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
	9,174		62.40	05/02/2003	05/02/2013
	9,034		70.70	05/03/2004	05/02/2014
		9,495	72.07	05/09/2005	05/08/2015
		8,883	80.88	05/01/2006	04/29/2016
		10,488	70.90	05/09/2007	05/08/2017
	1,565	6,262	71.58	05/07/2008	05/07/2018
		12,092	55.83	05/06/2009	05/06/2019
						36,912	2,117,644	26,750	1,534,648

(1)	Stock options granted on May 9, 2005, May 1, 2006 and May 9, 2007 vest on May 10, 2010, May 2, 2011 and May 10, 2012. For these option grants, the options vest five years from the date of grant. For stock options granted on May 7, 2008 and May 6, 2009, the options generally vest over a five-year period with 20% of the option vesting at each anniversary date of the grant. All options expire ten years from the date of grant.

(2)	Unvested stock awards in this column include RSUs and RPUs. The RSUs granted as part of MIP generally vest over a five-year period with approximately 20% of the award vesting at each anniversary date of the grant. RSUs were granted as part of MIP in 2005, 2006, 2007, 2008 and 2009 and will vest on October 15th of each year during the five-year vesting period. The RSUs granted as part of LTIP will vest, if earned, on January 31 of the year following the end of the three-year performance cycle for each grant. For the RPUs granted under the LTI in 2005, 2006 and 2007, they generally vest five years after the date of grant, and will vest on May 10, 2010, May 2, 2011 and May 10, 2012, respectively. For RPUs granted in 2008 and 2009, vesting is generally over a five-year period with 20% of the award vesting at each anniversary date of the grant. Values were rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 31, 2009 of $57.37.

(4)	Represents the potential RSUs to be earned under the 2007 LTIP award (for the 2009 performance period), the 2008 LTIP award (for the 2009 and 2010 performance periods), the 2009 LTIP award (for the 2009, 2010 and 2011 performance periods) and the related earnings measurement tranches. For the 2009 performance period, the percent of the LTIP earned was 55%. For the 2010 and 2011 performance periods, we have assumed target performance goals will be met, with the exception of the 2010 earnings measurement tranche.

Option Exercises and Stock Vested in 2009

The following table sets forth the number and corresponding value realized during 2009 with respect to options that were exercised and restricted stock units and restricted performance units that vested for each Named Executive Officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(2)	(#)(3)	($)(4)

D. Scott Davis	6,569(1)	50,056	22,024	1,061,240
David P. Abney	2,716	24,987	14,862	701,357
Kurt P. Kuehn	2,519	23,175	13,237	623,512
Myron A. Gray	2,497	22,972	9,125	424,208
John J. McDevitt	2,738	25,190	14,530	684,829

(1)	Represents the exercise of stock appreciation rights granted under the 1999 Plan.

(2)	This number is calculated by subtracting the exercise price from the price of our class B common stock on the date of exercise and multiplying the number of stock appreciation rights or shares underlying the options, as applicable. The amounts in this column may not represent amounts that were actually realized.

(3)	The value in this column represents approximately 20% of the 2005, 2006, 2007 and 2008 MIP award granted in the form of RSUs that vested on October 15, 2009, the 2004 LTI award granted in the form of RPUs that vested on May 3, 2009 and the 2006 LTIP award granted in the form of RSUs that vested on January 31, 2009. Vested RSU and RPU awards are distributed to participants in an equivalent number of shares of class A common stock.

(4)	The value shown is based on the NYSE closing prices on January 30, 2009, the date the RSUs granted under the LTIP vested, of $42.49 per share; May 3, 2009, the date the RPUs granted under the LTI vested, of $51.66 per share; May 7, 2009, the date that 20% of the RPUs granted under the 2008 LTI vested, of $55.83 per share, and October 15, 2009, the date the RSUs granted under MIP vested, of $57.71 per share.

2009 Pension Benefits

The following table quantifies the pension benefits expected to be paid to each of the Named Executive Officers from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Plan. The terms of each are described below.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service(#)(1)	($)(2)	($)

D. Scott Davis	UPS Retirement Plan	25.0	804,934	—
	Restoration Plan Rollover Option	24.0	1,370,241	—
	UPS Excess Coordinating Plan	25.0	1,686,404	—

	Total		3,861,579
David P. Abney	UPS Retirement Plan	35.8	886,369	—
	UPS Excess Coordinating Plan	35.8	1,590,873	—

	Total		2,477,242
Kurt P. Kuehn	UPS Retirement Plan	32.9	890,895	—
	UPS Excess Coordinating Plan	32.9	1,273,032	—

	Total		2,163,927
Myron A. Gray	UPS Retirement Plan	31.0	683,670	—
	UPS Excess Coordinating Plan	31.0	774,897	—

	Total		1,458,567
John J. McDevitt	UPS Retirement Plan	33.2	693,647	—
	UPS Excess Coordinating Plan	33.2	1,120,953	—

	Total		1,814,600

(1)	This column represents years of service as of December 31, 2009 for all plans except for the RPRO. Service used for the RPRO was frozen for Mr. Davis at age 57.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at December 31, 2009 assuming the executive continues in service and retires at age 60. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on discount rates of 6.57%, 5.72% and 6.52% for the UPS Retirement Plan, Restoration Plan Rollover Option and UPS Excess Coordinating Plan, respectively, at December 31, 2009. The present values assume no pre-retirement mortality and utilize the RP 2000 mortality tables projected to 2012 using scale AA with no collar adjustments.

The UPS Retirement Plan is a qualified defined benefit plan provided to executives and other UPS employees who generally are not covered by a collective bargaining agreement and who are not participating in another UPS-sponsored plan at a subsidiary company. UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from the applicable benefit formulas. For all executives, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to

58.33% of final average compensation offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary and the cash and RSU portions of the MIP award. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the Named Executive Officers would be eligible to retire at age 60 and receive unreduced benefits from the plans. In addition, the plans allow participants with ten years or more of service to retire at age 55 with a larger reduction in the amount of their benefit. As of December 31, 2009, Messrs. Davis and Kuehn were eligible for early retirement with reduced benefits. If they had retired on December 31, 2009, their benefits would be reduced by 6.0% and 14.25%, respectively.

2009 Non-Qualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the UPS Deferred Compensation Plan for 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/(Loss)	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(1)

D. Scott Davis	1,822	—	72,982	—	685,454
David P. Abney	26,657	—	131,138	—	1,143,203
Kurt P. Kuehn	—	—	61,628	—	764,735
Myron A. Gray	—	—	19,990	—	274,055
John J. McDevitt	25,036	—	120,851	—	1,360,373

(1)	Certain amounts in this column represent salary or bonus contributed by the Named Executive Officer to the plan and was or, if the individual had been a Named Executive Officer, would have been required to be reported in the summary compensation tables in prior years as follows:

Name	($)

D. Scott Davis	536,848
David P. Abney	1,058,142
Kurt P. Kuehn	711,254
Myron A. Gray	245,157
John J. McDevitt	1,274,729

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the Named Executive Officers participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

•	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and the half-month bonus.

•	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.

•	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

•	Executive officers may defer one to 35% of their monthly salary, one to 100% of the half-month bonus and one to 100% of the cash portion of the MIP award. They may also defer excess pre-tax contributions if the UPS Savings Plan fails the annual average deferral percentage (ADP) test.

•	Non-employee directors may defer retainer fees quarterly.

•	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

•	Assets are invested solely in shares of UPS stock.

•	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.

•	The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet.

•	No deferrals of stock options which vest after December 31, 2004 are permitted. However, stock options that vested prior to December 31, 2004 and were deferred but not yet exercised will be deferred into the Stock Option Deferral Feature at the time of exercise, provided no separation from service has occurred.

•	As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vested after December 31, 2004.

Withdrawals and Distributions under the UPS Deferred Compensation Plan

•	For the 2004 and Before Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balance is less than $20,000. For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000.

•	For the 2005 and Beyond Salary Deferral Feature, participants may elect to receive funds in a lump sum or up to a 10 year installment (120 monthly payments), subject to restrictions if the balance, plus the total balance in any other account which must be aggregated with the 2005 and Beyond Salary Deferral Account under Section 409A of the Internal Revenue Code, is less than the Internal Revenue Code Section 402(g) annual limit in effect for qualified 401(k) plans on the date of the participant becomes eligible for a distribution.

•	The distribution election is irrevocable under the 2005 and Beyond Salary Deferral Feature, but may be changed under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.

•	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.

•	No withdrawals are permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100% of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature with forfeitures of 10% of the total account balances.

We do not make any company contributions to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the Named Executive Officers have earned but elected to defer, plus earnings (or less losses). There are no above-market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS Savings Plan, our 401(k) plan. Dividends earned on shares of our stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are added to the participant’s deferred compensation balance. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable.

Potential Payments on Termination or Change In Control

We have not entered into any employment agreements with our Named Executive Officers that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our Named Executive Officers. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the Named Executive Officers serve without employment contracts, as do most of our other U.S.-based non-union employees.

The equity awards that we have granted to our Named Executive Officers after May 7, 2009 are made pursuant to the 2009 Plan. Awards under the 2009 Plan generally can be granted to any of our employees, employees of our subsidiaries and affiliates, directors and certain consultants. The 2009 Plan and the related award certificates contain provisions that affect outstanding awards to all plan participants, including the Named Executive Officers, under certain circumstances, including a change in control (as defined below) of the Company and a participant’s retirement, death or disability. Pursuant to the terms of the 2009 Plan and the related award certificates, upon a participant’s retirement, death or disability:

•	All outstanding options become immediately exercisable;

•	Any restriction periods and restrictions imposed on shares of restricted stock, RSUs or RPUs which are not performance-based lapse; and

•	Target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods, and payment of the awards (in cash or stock, as applicable) is paid to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In the event of a change in control, if the successor company continues, assumes or substitutes other grants for outstanding awards and within two years following the change in control, the participant is terminated by the successor without cause or resigns for good reason, then:

•	Options and SARs will become immediately exercisable as of the termination or resignation;

•	Restrictions imposed on restricted stock or RSUs that are not performance-based will lapse; and

•	Performance-based awards will vest with respect to each performance measurement tranche completed during the performance period prior to the termination or resignation (or, if the performance period is not divided into separate performance measurement tranches, proportionately based on the portion of the performance period completed prior to such resignation or termination).

In the event of a change in control, if the successor company does not continue, assume or substitute other grants for outstanding awards, or in the case of a dissolution or liquidation of UPS, then options and SARs will be fully vested and exercisable and the Compensation Committee will either give a participant a reasonable opportunity to exercise the option and SAR before the transaction resulting in the change in control or pay the participant the difference between the exercise price for the option or SAR and the consideration provided to other similarly situated shareholders. Other outstanding awards will vest and be paid generally as described in the bullet points above (except, where applicable, timing of payment generally will be tied to such change in control, rather than termination or resignation).

In addition, the 1999 Plan provides for tax gross-up payments to plan participants upon a change in control if the plan participants would be subject to certain excise taxes imposed as a result of the amounts paid to the participant pursuant to the treatment of the awards as a result of the event. The tax gross-ups are payable as an additional lump sum cash payment. The 2009 Plan does not provide for the payment of tax gross-ups.

The following table shows the potential payments to the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2009. The closing price per share of our common stock on December 31, 2009 was $57.37. With respect to the tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

		Accelerated
		Vesting of
		Equity		Estimated Tax
	Severance	Awards	Benefits	Gross-Up	Total
Name	Amount	($)(1)	($)(2)	($)(3)	($)

D. Scott Davis
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	7,175,450	3,502,841	2,480,718	13,159,009
Early Retirement (Age 55)	—	7,175,450	3,502,841	—	10,678,291
Normal Retirement (Age 65)	—	7,175,450	—	—	7,175,450
Death	—	7,175,450	—	—	7,175,450
Disability	—	7,175,450	—	—	7,175,450
David P. Abney
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	3,374,888	—	465,327	3,840,215
Early Retirement (Age 55)	—	3,374,888	—	—	3,374,888
Normal Retirement (Age 65)	—	3,374,888	—	—	3,374,888
Death	—	3,374,888	—	—	3,374,888
Disability	—	3,374,888	—	—	3,374,888
Kurt P. Kuehn
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,500,675	1,766,371	859,325	5,126,371
Early Retirement (Age 55)	—	2,500,675	1,766,371	—	4,267,046
Normal Retirement (Age 65)	—	2,500,675	—	—	2,500,675
Death	—	2,500,675	—	—	2,500,675
Disability	—	2,500,675	—	—	2,500,675
Myron A. Gray
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	1,765,960	—	—	1,765,960
Early Retirement (Age 55)	—	1,765,960	—	—	1,765,960
Normal Retirement (Age 65)	—	1,765,960	—	—	1,765,960
Death	—	1,765,960	—	—	1,765,960
Disability	—	1,765,960	—	—	1,765,960
John J. McDevitt
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,588,685	—	187,978	2,776,663
Early Retirement (Age 55)	—	2,588,685	—	—	2,588,685
Normal Retirement (Age 65)	—	2,588,685	—	—	2,588,685
Death	—	2,588,685	—	—	2,588,685
Disability	—	2,588,685	—	—	2,588,685

(1)	Represents the value of accelerated vesting of stock options, RSUs, RPUs and RSUs in accordance with the terms of the 1999 Plan, the 2009 Plan and the applicable award certificates.

(2)	For Scott Davis and Kurt Kuehn, represents the present value of benefit amounts accrued under the UPS Excess Coordinating Plan, life insurance elected under the Retirement Plan Restoration Option (Davis only) and post-retirement medical benefits as a result of early retirement as of December 31, 2009. For information about the UPS Excess Coordinating Plan and the Retirement Plan Restoration Option, see the 2009 Pension Benefits table and related narrative. The same assumptions were used to calculate the present value of the amounts in this table that were used for the 2009 Pension Benefits table.

(3)	In accordance with the terms of the 1999 Plan, we are required to provide tax gross-ups in connection with the accelerated vesting of the equity awards granted under the plan in the event of a change in control. Tax gross-ups are not provided for awards made under the 2009 Plan.

Other Amounts

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

•	Life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2009 maximum benefit payable of $1 million;

•	A death benefit in the amount of three times the employee’s monthly salary;

•	Disability benefits; and

•	Accrued vacation amounts.

The tables above also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

•	The value of equity awards that are already vested;

•	Amounts payable under defined benefit pension plans; and

•	Amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

A change in control is deemed to have occurred as a result of any one of the following events:

•	The consummation of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors; or

•	The board members as of May 7, 2009 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80% majority of the board of directors.

COMPENSATION OF DIRECTORS

We provide both cash and equity awards to our non-employee directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.

In 2009, our non-employee directors received an annual cash retainer of $90,000. The chairs of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $15,000, and the chair of the Audit Committee received an additional annual cash retainer of $20,000. Cash retainers are paid on a quarterly basis. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees quarterly, but we do not make any company contributions under this plan. There are no preferential or above-market earnings in the UPS Deferred Compensation Plan.

In addition, in 2009 non-employee directors received an annual restricted stock unit grant that will be settled in shares of class A common stock in the amount of $130,000 (rounded up to the nearest whole share). The cash retainers and annual equity grant are prorated based on the portion of the year that a director serves on the board. There is no additional equity award for new non-employee directors who join the board.

2009 Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2009.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

F. Duane Ackerman	105,000	130,028	3,000	238,028
Michael J. Burns	90,000	130,028	3,000	223,028
Stuart E. Eizenstat	90,000	130,028	3,000	223,028
Michael L. Eskew	90,000	130,028	3,000	223,028
William R. Johnson(4)	90,000	162,541	—	252,541
Ann M. Livermore	90,000	130,028	—	220,028
Rudy Markham	90,000	130,028	—	220,028
John W. Thompson	105,000	130,028	—	235,028
Carol B. Tomé	110,000	130,028	3,000	243,028
Ben Verwaayen(5)	45,000	—	—	45,000

(1)	The following directors deferred 2009 cash compensation into the UPS Deferred Compensation Plan (further described above under the Non-Qualified Deferred Compensation Table): Tomé — $110,000; and Verwaayen — $45,000.

(2)	The values for stock awards in this column represent the grant date fair value of the restricted stock units granted in 2009, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2009 Annual Report on Form 10-K.

Restricted stock units are fully vested on the date of grant, and will be paid in shares of class A common stock following the director’s separation from service from UPS. Dividends earned on each award are reinvested in additional units at each dividend payable date.

(3)	This column represents charitable contribution matches for 2009.

(4)	In addition to the annual restricted stock unit award received in May 2009, Bill Johnson also received a prorated restricted stock unit award in the amount of $32,513 to reflect his first quarter 2009 board service.

(5)	Ben Verwaayen served as a director until May 7, 2009, the date of the 2009 annual meeting.

The aggregate number of stock awards and option awards made under our director compensation programs and outstanding as of December 31, 2009 for each of our non-employee directors are set forth below.

					Stock Options
	Stock Awards				Number of
		Restricted	Restricted	Phantom	Shares
		Performance	Stock	Stock	Underlying
	Restricted	Units	Units	Units	Options
Name	Stock (#)	(#)	(#)	(#)	(#)

F. Duane Ackerman	1,981	—	2,387	—	—
Michael J. Burns	3,647	—	2,387	—	—
Stuart E. Eizenstat	3,647	—	2,387	—	—
Michael L. Eskew	—	—	2,387	—	—
William R. Johnson	—	—	3,172	—	—
Ann M. Livermore	3,263	—	2,387	1,926	5,609
Rudy Markham	1,998	—	2,387	—	—
John W. Thompson	3,263	—	2,387	1,926	5,609
Carol B. Tomé	3,263	—	2,387	911	2,864
Ben Verwaayen	—	—	—	—	—

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2010 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Compensation Committee

John W. Thompson, Chair
F. Duane Ackerman
Stuart E. Eizenstat

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Duane Ackerman, Stuart Eizenstat and John Thompson were members of the Compensation Committee of our board of directors during 2009. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our written Code of Business Conduct, which includes policies relating to conflicts of interest. The Code requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of UPS as a whole.

At least annually, each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which UPS is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

The Nominating and Corporate Governance Committee, which includes only independent directors, conducts an annual review of the information from the questionnaire and financial systems review, evaluates related party transactions (if any) involving the directors and their related persons and makes recommendations to the board of directors regarding the independence of each board member.

If a transaction arises during the year that may require disclosure as a related person transaction, information about the transaction would be provided to the Audit Committee and the Nominating and Corporate Governance Committee, as applicable, for review, approval or ratification of the transaction.

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

We have purchase, finance and other transactions and relationships in the normal course of business with companies with which our directors are associated, but which are not material. The Nominating and Corporate Governance Committee has reviewed these transactions and relationships and believes they were entered into on terms that are both reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2009 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2009,

•	discussed with Deloitte & Touche the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•	received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by the Public Company Accounting Oversight Board regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
William R. Johnson
Rudy Markham

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2010 and to prepare a report on this audit, subject to ratification by our shareowners. This proposal asks you to ratify the selection of Deloitte & Touche, LLP as your independent registered public accounting firm. Although we are not required to obtain such ratification from our shareowners, the board of directors believes it is good practice to do so. If the appointment of Deloitte & Touche is not ratified by you, the Audit Committee may reconsider the appointment. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended
	2009	2008

Audit Fees(1)	$12,686,000	$13,819,000
Audit-Related Fees(2)	530,000	460,000

Total Audit and Audit-Related Fees	13,216,000	14,279,000
Tax Fees(3)	1,554,000	1,274,000
All Other Fees	—	—

Total Fees	$14,770,000	$15,553,000

(1)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(2)	Includes fees for employee benefit plan audits and accounting consultations.

(3)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

PROPOSAL TO APPROVE REMOVING THE VOTING STANDARD FROM THE
CERTIFICATE OF INCORPORATION SO THAT THE BOARD MAY PROVIDE FOR
MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
(Proposal No. 3)

The board of directors recommends that the shareowners approve an amendment to UPS’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to enable the board to amend the UPS Amended and Restated Bylaws (the “Bylaws”) to adopt majority voting in uncontested director elections.

This amendment consists of deleting the final sentence in paragraph (d) of Article Fourth of the Certificate of Incorporation. The text of the revised Article Fourth, marked with the proposed deletion indicated by strike-out, is attached to this proxy statement as Annex II. The description below of the proposed amendment to our Certificate of Incorporation is only a summary of the material terms of this amendment and is qualified by reference to the actual text as set forth in Annex II. If approved, this amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State (which is expected to occur promptly following the Annual Meeting).

Currently, the final sentence in paragraph (d) of Article Fourth of the Certificate of Incorporation sets forth the voting standard applicable to the election of directors and to other matters upon which shareowners may vote, to the extent not otherwise addressed in the Certificate of Incorporation or under Delaware law. The Certificate of Incorporation requires that directors be elected by a plurality vote. Under a plurality voting standard, the director nominee who receives the highest number of affirmative votes cast is elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). Under a majority voting standard, however, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions are not considered votes cast “for” or “against” the nominee under a majority voting standard.

The board has concluded that the adoption of a majority voting standard in uncontested director elections will give shareowners a greater voice in determining the composition of the board by giving effect to shareowner votes “against” a nominee for director, and by requiring more shareowner votes for a nominee to obtain or retain a seat on the board. The adoption of this standard in uncontested elections is intended to reinforce the board’s accountability to shareowners. Moreover, the board recognizes that many public companies recently have approved amendments to their governing documents requiring a majority voting standard in uncontested director elections.

The board believes, however, that the plurality voting standard should continue to apply in contested elections. If a majority voting standard is used in a contested election, fewer candidates or more candidates could be elected to the board than the number of board seats. Because the proposed majority voting standard only compares the number of “for” votes with the number of “against” votes for each director nominee without regard to voting for other candidates, it is not effective in ensuring that all board seats are filled when there are more candidates than available board seats. Accordingly, the board intends to retain plurality voting in a contested election to avoid such results.

If shareowners approve this Proposal No. 3, the board of directors intends to amend Section 9 of Article II of the Bylaws to provide a majority voting standard in uncontested director elections. Thus, upon effectiveness of this amendment to the Certificate of Incorporation, the board of directors will amend Section 9 of Article II of the Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard. However, as noted above, a plurality voting standard would continue to apply in the event of a contested election.

Upon effectiveness of this amendment to the Certificate of Incorporation, the board of directors also will adopt an amendment to the UPS Corporate Governance Guidelines to add a director resignation policy consistent with the majority vote standard. This policy will provide that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election shall immediately tender his or her resignation to the board of directors. The board then will decide, through a process administered by the Nominating and Corporate Governance Committee whether to accept the resignation. In making its decision, the board of directors may consider any factors or information that it considers appropriate or relevant. The board of directors will decide whether to accept or reject the resignation offer or to take other action within 90 days following certification of the election results and publicly disclose its decision.

The amendment also would remove from the Certificate of Incorporation the voting standard for all matters other than the election of directors, to the extent not otherwise addressed in the Certificate of Incorporation or under Delaware law. The Certificate of Incorporation requires that such matters be approved by a majority of the votes that could be cast at the meeting upon a given question (that is, by a majority of shares present at the meeting). Most Delaware corporations include the voting standard for other matters in their bylaws, not their certificate of incorporation, and this amendment would likewise remove the voting standard for such matters from the Certificate of Incorporation. As a result, if shareowners approve this Proposal No. 3, the board of directors intends to amend Section 9 of Article II of the Bylaws to provide that the voting standard for all matters other than the election of directors is the vote of a majority of the voting power of the shares present in person or by proxy at the meeting, unless otherwise provided by the rules of any stock exchange upon which the Company’s securities are listed or unless otherwise required by law, the Certificate of Incorporation, or these Bylaws. This language carries over the standard currently set forth in the Charter and clarifies its operation, including in the context of stock exchange requirements.

The board of directors recommends that shareowners vote FOR removing the voting standard from the Certificate of Incorporation so that the board may provide for majority voting in uncontested director elections

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2009 concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Number of Securities Remaining
	Number of Securities to		Available for Future Issuance
	be Issued Upon Exercise	Weighted-Average Exercise	Under Equity Compensation
	of Outstanding Options,	Price of Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	37,205,710	$31.21	70,491,075 (2)
Equity compensation plans not approved by security holders	—	N/A	—

Total	37,205,710	$31.21	70,491,075

(1)	Includes the 1999 Plan, the 2009 Plan and the Employee Stock Purchase Plan, each of which has been approved by our shareowners. No new awards may be issued under the 1999 Plan. For the 2009 Plan there is a “fungible share pool” approach that is used to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards other than stock options and SARs, the number of shares available for awards is reduced by 2.76 shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2009 Plan.

(2)	In addition to grants of options, warrants or rights, includes up to 65,941,996 shares of common stock or other stock-based awards that may be issued under the 2009 Plan, and up to 4,549,079 shares of common stock that may be issued under the Employee Stock Purchase Plan. Does not include shares under the 1999 Plan because no new awards may be made under that plan.

The material features of these plans are described in the “Compensation Discussion and Analysis”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2009 with all applicable Section 16(a) filing requirements.

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees, acting without special compensation, may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials and Notice to, and obtaining instructions relating to the proxy materials and Notice from, beneficial owners. In addition, we have retained BNY Mellon Shareowner Services to assist in the solicitation of proxies for the 2010 annual meeting at a fee of approximately $10,000, plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding” under which multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, you may do so by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone number.

OTHER BUSINESS

Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Shareowners who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2011 annual meeting of shareowners must submit their proposals so that they are received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than the close of business on November 15, 2010. Any proposal also will need to comply with SEC regulations regarding the inclusion of shareowner proposals in company-sponsored material.

Shareowners who wish to propose business or nominate persons for election to the board of directors at the 2011 annual meeting of shareowners must provide a notice of shareowner business or nomination in accordance with Section 10.1 of our Bylaws. In order to be properly brought before the 2011 annual meeting of shareowners, Section 10.1 of our Bylaws requires that a notice of a matter the shareowner wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the shareowner wishes to nominate as a director, must be received by our Corporate Secretary not less than 120 days prior to the first anniversary of the date on which we first mailed the proxy statement for the preceding year’s annual shareowner meeting. Therefore, any notice intended to be given by a shareowner with respect to the 2011 annual meeting of shareowners pursuant to our Bylaws must be received our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than November 15, 2010. However, if the date of our 2011 annual meeting occurs more than 30 days before or 30 days after May 6, 2011, the anniversary of the 2010 annual meeting, a shareowner notice will be timely if it is received by our Corporate Secretary by the later of (a) the close of business on the 120th day prior to the date of the 2011 annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2011 annual meeting. To be in proper form, a shareowner’s notice must include the specified information concerning the proposal or nominee as described in Section 10.1 of our Bylaws.

A copy of our 2009 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.investors.ups.com.

Annex I

Excerpt from the UPS Corporate Governance Guidelines
Relating to Director Independence Standards

An “independent” director is a director whom the Board has determined has no material relationship, other than as a director of the Company, with the Company or any of its consolidated subsidiaries, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, when determining whether a director is independent, the Board applies the categorical standards set forth below.

Under no circumstances is a director independent if:

1. the director is, or has been within the past three years, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company, other than on an interim basis;

2. (A) the director or an immediate family member is a current partner of a firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives concurrently served on the compensation committee;

4. the director, or a member of the director’s immediate family, has, in any twelve-month period within the past three years, received any direct compensation from the Company in excess of $120,000, other than compensation for service on the Board or any of its committees, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company; or

5. the director is a current employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues. For purposes of this section, a contribution to a tax-exempt entity is not a “payment.”

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Annex II

PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION SO
THAT THE BOARD MAY PROVIDE FOR MAJORITY VOTING
IN UNCONTESTED DIRECTOR ELECTIONS

The text below is the portion of the UPS Restated Certificate of Incorporation, as amended, proposed to be amended by Proposal No. 3. The proposed deletion is indicated by strike-out.

Article IV:

(d) All rights to vote and all voting power shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided by the Board of Directors in connection with the issuance of any shares of Preferred Stock pursuant to Article Fifth of this Restated Certificate of Incorporation or as otherwise expressly required by the law of the State of Delaware. ~~At every meeting of stockholders duly called and held at which a quorum is present (i) in all matters other than the election of directors, a majority of the votes that could be cast at the meeting upon a given question and (ii) in the case of the election of directors, a plurality of the votes that could be cast at the meeting upon the election, by the holders who are present in person or by proxy, shall be necessary, in addition to any vote or other action that may be expressly required by the provisions of this Restated Certificate of Incorporation or by the law of the State of Delaware, to decide the question or election.~~

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GA 30328
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or phone, you do not need to return this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UPSRV1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED PARCEL SERVICE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of ten directors nominated by the board of directors to serve until the 2011 annual meeting of shareowners:		☐	☐	☐

Nominees:

	01) F. Duane Ackerman	06) William R. Johnson
	02) Michael J. Burns	07) Ann M. Livermore
	03) D.Scott Davis	08) Rudy Markham
	04) Stuart E. Eizenstat	09) John W. Thompson
	05) Michael L. Eskew	10) Carol B. Tomé

								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered public accountants for the year ending December 31, 2010.							☐	☐	☐

3.	Approval of a proposal removing the voting standard from our certificate of incorporation so that the board may provide for majority voting in uncontested director elections.							☐	☐	☐

4.	In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors recommends a vote FOR all the nominees for director in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Annual Meeting of Shareowners
Thursday, May 6, 2010, 8:00 a.m. (Eastern time)
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

UPSRV2

UNITED PARCEL SERVICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareowners to be held on May 6, 2010
     I hereby appoint D.SCOTT DAVIS and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 8, 2010 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 6, 2010, and at any or all adjournments or postponements thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.)

     If I participate in the UPS Stock Fund, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR the election of all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)